Exhibit 99.3
FOR IMMEDIATE RELEASE
February 22, 2010
For more information contact:
Scott Estes (419) 247-2800
Mike Crabtree (419) 247-2800
HEALTH CARE REIT, INC. AND FOREST CITY ENTERPRISES
ANNOUNCE JOINT VENTURE
JV to Acquire $668 Million Life Sciences Campus in Cambridge, MA
Toledo, Ohio, February 22, 2010....Health Care REIT, Inc. (NYSE:HCN) announced today that it has formed a $668 million joint venture with Forest City Enterprises (NYSE:FCE.A and FCE.B). Health Care REIT will acquire a 49% interest in a seven-building life sciences campus with 1.2 million square feet located in University Park in Cambridge, MA. University Park is immediately adjacent to the campus of the Massachusetts Institute of Technology (MIT). Forest City will continue to own the remaining 51% interest. The value of Health Care REIT’s investment is $327 million. Health Care REIT will invest $170 million of cash and the joint venture will assume $320 million of secured debt on the seven buildings. The weighted average interest rate on the venture’s non-recourse secured debt is 7.1%. Projected 2010 cash net operating income for the portfolio is approximately $51 million. Of the total joint venture, the purchase of six buildings totaling $610 million closed today and one building totaling $58 million is anticipated to close in the second quarter of 2010.
University Park at MIT is widely recognized as one of the country’s leading life sciences campuses. The portfolio is 100% leased and includes affiliates of investment grade pharmaceutical and research tenants such as Novartis, Genzyme, Millennium (a subsidiary of Takeda Pharmaceuticals), and Brigham and Women’s Hospital. Forest City Enterprises self-developed the portfolio and will continue to manage it on behalf of the joint venture. The life sciences campus is part of a mixed-use project that includes a 210-room hotel, 674 residential units, a grocery store, restaurants and retail.
“These are best-in-class assets in a prime location leased to world class life sciences companies that further diversify our health care real estate holdings. We believe these assets have the ability to generate above average NOI growth due to the demand for space in this high quality market,” commented George L. Chapman, chief executive officer of Health Care REIT, Inc. “We are pleased to establish this relationship with Forest City, which owns, develops, acquires and manages commercial and residential real estate. They have extensive experience in successfully developing and managing life sciences properties throughout the country.
“This transaction is a natural evolution of our relationship investing strategy that emphasizes partnerships with leading health care providers and the ownership of high quality real estate,” Chapman continued. “We hope to grow and diversify our portfolio through relationships with academic medical centers and life sciences organizations. We also believe that the combined capabilities of HCN and FCE may allow us to invest in health care facilities within larger and more integrated mixed-use projects.”
“We’re thrilled to launch this new venture with Health Care REIT,” said Charles A. Ratner, Forest City president and chief executive officer. “It positions us with a strong capital partner who can help us grow our life sciences business. We are very proud of the value we’ve created over the past 25 years with the development and management of University Park, one of the great mixed-use parks in the country. Its success shows not just the quality of the location and the individual assets, but the synergy possible by creating attractive campus environments with a true ‘sense of place.’”
The company plans to discuss the strategic benefits and financial implications of this investment in greater detail on its fourth quarter 2009 earnings conference call scheduled for Thursday, February 25, 2010. Telephone access will be available by dialing 888-346-2469 or 706-758-4923 (international). For those unable to listen to the call live, a taped rebroadcast will be available beginning two hours after completion of the call through March 11, 2010. To access the rebroadcast, dial 800-642-1687 or 706-645-9291 (international). The conference ID number is 50427137. To participate in the webcast, log on to www.hcreit.com or www.earnings.com 15 minutes before the call to download the necessary software. Replays will be available for 90 days through the same websites.
Health Care REIT, Inc., an S&P 500 company with headquarters in Toledo, Ohio, is a real estate investment trust that invests across the full spectrum of senior housing and health care real estate. The company also provides an extensive array of property management and development services. As of December 31, 2009, the company’s broadly diversified portfolio consisted of 590 properties in 39 states. More information is available on the company’s website at www.hcreit.com.
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